Exhibit 99.1

Glenfarne Merger Corp. Announces Delisting of its Securities from the Nasdaq Stock Market LLC

New York, December 23, 2022 — Glenfarne Merger Corp. (Nasdaq: GGMCU, GGMC, GGMCW) (the “Company”) previously announced that it intends to dissolve and liquidate in accordance with its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), including the redemption of all of its outstanding shares of Class A common stock (the “public shares”) that were included in the units issued in its initial public offering on December 16, 2022 (the “Redemption Date”) because the Company will not be able to consummate an initial business combination within the time period required by its Certificate of Incorporation.

The Company today announced that its trust account established in connection with the Company’s initial public offering has been liquidated and that 26,914,456 of the Company’s public shares were submitted to the Company’s transfer agent, Continental Stock Transfer & Trust Company, and were redeemed on December 21, 2022 at a price of approximately $10.10 per share. As of December 22, 2022, an additional 339,716 public shares were delivered to the Company’s transfer agent and were redeemed on December 22, 2022 at the same redemption price.

Trading of the Company’s public shares on the Nasdaq Stock Market LLC (“Nasdaq”) were suspended on December 16, 2022 and Nasdaq filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2022 a Form 25 to delist the Company’s securities from Nasdaq. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended. The Company’s securities will not be listed or registered on another national exchange or on a quotation medium.

About Glenfarne Merger Corp.

Glenfarne Merger Corp. is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed early unwind of the Company, the estimated per-share redemption price and timing for redemptions and delisting of the Company’s securities. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the receipt of the requisite stockholder approval of the Early Termination Proposals. These forward-looking statements speak only as of the date of the foregoing communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this communication.

Contact:

Kris Cole
Pro-glenfarne@prosek.com
(310)652-1411